EXHIBIT 10.6

EXCLUSIVE LICENSE AGREEMENT

CO-DIAGNOSTICS, INC.

LICENSOR

WATERMARK GROUP INC.

LICENSEE

October 13, 2016

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EXCLUSIVE LICENSE AGREEMENT BETWEEN

CO-DIAGNOSTICS, INC. AND WATERMARK GROUPINC.

1.	Definitions	3

2.	Licensee Grant	5

3.	Licensee Grant	6

4.	Performance Requirements	7

5.	License Fees and Royalties	8

6.	Licensor Development Responsibility	9

7.	Reports, Records, Penalties and Interest	9

8.	Confidentiality	10

9.	Export Controls and Applicable Laws	11

10.	Warranty and Limitation of Remedy	12

11.	Product Liability and General Indemnification	13

12.	Term and Termination	13

13.	Dispute Resolution and Mediation	15

14.	Licensee Assignment	15

15.	Non Use of Licensor Name	16

16.	Publication	16

17.	Payment, Notices and Other Communications	16

18.	Miscellaneous Provisions	16

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EXCLUSIVE LICENSE AGREEMENT BETWEEN

CO-DIAGNOSTICS, INC. AND WATERMARK GROUP INC.

This Agreement, effective October 13, 2016, is entered into between Co-Diagnostics, Inc. a Utah corporation, with its principal place of business located at 8160 S. Highland Drive, Sandy, Utah 84093 (referred to in this Agreement as "LICENSOR") and Watermark Group Inc., a Nevada corporation, with its principal place of business located at 64 Industrial Road, Richmond Hill, Ontario L4C 2Y1 (referred to in this Agreement as "LICENSEE").

RECITALS

LICENSOR is the sole owner free and clear of any claims or security, of a certain uniquely designed and patented molecular diagnostic testing technology and related intellectual property that can be used to test for diseases transmitted by mosquitoes as described in detail in schedule “A” attached hereto,

A.	LICENSOR is in the business of bringing to market products based on its technology, and desires to develop diagnostic testing products for as many pathogens as it has the financial resources to apply to such development. LICENSOR does desire to grant an exclusive license to other entities with resources to apply to marketing and selling of tests and commercialization of the existing tests.

B.	LICENSOR has in place three (3) US patents and is in the process of obtaining two (2) more additional patents, CE marking designation with ISO 13485 designation and approvals that are necessary for LICENSEE to market and sell the diagnostic tests in the target markets.

C.	LICENSEE desires to obtain a license to further develop and sell existing diagnostic testing tests based on the LICENSOR platform and related proprietary technology licensed herein limited to certain specific mosquito borne diseases upon the terms and conditions of this Agreement.

In consideration of the promises and mutual covenants contained in this Agreement the parties agree as follows:

TERMS OF AGREEMENT

1 Definitions

For the purposes of this Agreement, the following terms, words and phrases shall have the meaning ascribed to them in this Section.

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1.1 "ADJUSTED GROSS SALES" shall mean LICENSEE's gross receipts or the fair market monetary equivalent value of consideration received for or dependent upon LICENSED TECHNOLOGY, including PRODUCTS which are used, sold, leased, licensed or otherwise transferred by or for LICENSEE, its AFFILIATES, a SUBLICENSEE, or as otherwise authorized by the express written consent of LICENSOR to a property owner, lessor, lessee or manager, producer, distributor or END USER. ADJUSTED GROSS SALES will include receipts or consideration for consulting, project planning and development, and other project costs that complete the objective of commercializing, marketing and selling the PRODUCTS as performed by LICENSEE, less all costs directly attributable to such use, sale, lease, license or transfer, including costs of goods sold, actually allowed and borne by LICENSEE or a SUBLICENSEE. Such qualifying costs shall include but not be limited to the costs of the following:

A.	Trade or quantity discounts actually allowed and taken in such amounts as are customary in the trade;

B.	Sales and/or use and excise taxes directly imposed with reference to particular sales; and,

C.	Costs of goods sold,

No deductions shall be made for payments to third parties as commissions paid to individuals, whether they are regularly employed by LICENSEE or by independent sales agents, or for the cost of collections. For purposes of calculating "ADJUSTED GROSS SALES", the Products shall be considered sold, licensed or transferred when payment has been received.

1.2 "AFFILIATE" shall mean any person or entity owned or controlled directly or indirectly by LICENSEE or a SUBLICENSEE or any person or other entity controlled by, controlling or under common control with LICENSEE or a SUBLICENSEE. The term "control" means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies of a person or entity; whether through ownership, voting securities, beneficial interests, by contract, by agreement, or otherwise.

1.3 "END USER" means any person or entity to which LICENSED TECHNOLOGY or PRODUCTS are sold or licensed for testing and not for the purpose of licensing or selling to other persons or entities.

1.4 “FIELD OF APPLICATION” means the exclusive rights to LICENSOR’S molecular diagnostic tests for the flavivirus diseases, including and limited to Zika, dengue, yellow fever, Japanese encephalitis, chikungunya and, on a non-exclusive basis, the non-flavivirus disease malaria is included.

1.5 "IMPROVEMENT(S)" means any invention, idea, trade secret or know-how which includes any portion of, or utilizes any portion of, the LICENSED TECHNOLOGY or any derivative product which is directly related to, or which develops, enhances or improves any portion of the LICENSED TECHNOLOGY, whether or not patentable or otherwise protectable as INTELLECTUAL PROPERTY which is subsequently acquired or developed by LICENSEE during the term of this Agreement.

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1.6 "INTELLECTUAL PROPERTY" means and includes any and all patents, trademarks, trade secrets, know-how, and other proprietary rights, and any and all applications and registrations therefore. NEED TO BE DETAILED IN EXHIBIT “A” ATTACHED

1.7 "LICENSED TECHNOLOGY" means and includes all of LICENSOR's technology, INTELLECTUAL PROPERTY, and related enhancements created or developed by LICENSOR and described in LICENSOR’S patents and patent applications and related trade secrets as more particularly described in Exhibit A, which is attached to this Agreement and by reference is incorporated herein and made part of this Agreement.

1.8 "LICENSEE" is Watermark Group Inc. Inc. and its AFFILIATES and any other person or entity that becomes a successor in interest to, purchases, merges with, assumes control of, or becomes an assignee of LICENSEE.

1.9 “PRODUCTS” shall include all testing reagents and supplies necessary to perform diagnostic testing, including, without limitation, reagents, hardware, software, formula, test kits, and written instructions for testing.

1.10 "SUBLICENSEE" is any person or entity, including testing facilities and labs or other individuals or entities, which are licensed pursuant to this Agreement by LICENSEE with rights to the LICENSED TECHNOLOGY to market to END USERS PRODUCTS and/or services based upon LICENSED TECHNOLOGY which are developed, enhanced, improved or implemented by said person or entity.

1.11 “TERRITORY” means LICENSEE is granted the exclusive right to commercialize the LICENSED TECHNOLOGY (non-exclusive as it pertains to Malaria) and sell Products based thereon worldwide in the FIELD OF APPLICATION.

2 Licensor Grant

2.1 LICENSOR hereby grants LICENSEE an exclusive right and license to utilize the LICENSED TECHNOLOGY to develop PRODUCTS, processes, and IMPROVEMENTS, to use, produce, sell, lease and otherwise transfer PRODUCTS and LICENSED TECHNOLOGY within the TERRITORY and the FIELD OF APPLICATION as authorized in this Agreement until such time as this Agreement is terminated. This grant will extend to the use, production, sale, lease, transfer or other disposition of LICENSED TECHNOLOGY within the TERRITORY and the FIELD OF APPLICATION through an AFFILIATE or through LICENSEE's use of any marketer or distributor and shall authorize any END USERS' use of the LICENSED TECHNOLOGY and PRODUCTS sold or transferred by LICENSEE or its AFFILIATES, marketers or distributors. Provided, however, as the License pertains to Malaria it shall be non-exclusive. LICENSOR acknowledges that any PRODUCTS it sell, distributes or markets relating to malaria will be exclusively useable only for testing malaria.

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2.2 The grants provided under this Agreement shall specifically include the right for LICENSEE to sublicense to SUBLICENSEES its rights under this Agreement to the LICENSED TECHNOLOGY with respect to the TERRITORY and the FIELD OF APPLICATION. All sublicenses granted by LICENSEE shall be subject to the terms and conditions of this Agreement and any sublicense agreement shall have an express provision to this effect. No sublicense shall relieve LICENSEE of any of its obligations under this Agreement. Sublicenses under this Agreement shall be structured to guarantee the payment of royalties to LICENSOR in an amount at least equal to the amount of royalties which LICENSOR would have received from LICENSEE had LICENSEE made, sold, licensed, or otherwise sold PRODUCTS or transferred the LICENSED TECHNOLOGY authorized in the sublicense. LICENSEE agrees to forward to LICENSOR a fully executed copy of each sublicense agreement within thirty (30) days of its execution, and to act as a fiduciary to protect LICENSOR's interests in the sublicense and to collect and transmit to LICENSOR all royalties due. The LICENSOR agrees that any sale of PRODUCTS to the LICENSEE shall be at price no greater than manufacturing costs plus 20%. The current manufacturing cost of the Products is $0.60 per unit and any cost increase shall not be greater per year than the rate of inflation for the previous year with any increase to be made no more than annually.

2.3 Nothing in this Agreement shall be considered as granting any rights, express or implied, in LICENSOR's patents, patent applications, inventions, methods, technical, confidential or proprietary information, expertise, know-how, trade secrets or knowledge not specifically licensed in this Agreement, and all rights not expressly granted by this Agreement to LICENSEE are expressly reserved by LICENSOR. The license granted by this Agreement shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any existing, new or derivative technology not specifically licensed by this Agreement. The reservation of rights described in this Section is intended to be broadly construed and not to be limited by the definitions set forth in this Agreement.

2.4 Notwithstanding the exclusive license granted pursuant to this Agreement with respect to the TERRITORY and FIELD OF APPLICATION, LICENSOR reserves the right to make, have made or use the LICENSED TECHNOLOGY and IMPROVEMENTS anywhere in the world for continuing research and non-commercial academic uses without cost provided no revenue or sale is involved. Moreover, should LICENSOR wish to purchase any services based on LICENSED TECHNOLOGY from LICENSEE or its AFFILIATES LICENSEE agrees to sell such services to LICENSOR at cost plus 20%.

3 Licensee Grant

3.1 LICENSEE hereby grants, assigns, transfers and conveys to LICENSOR all of LICENSEE's right, title and interest in and to all IMPROVEMENTS in or upon LICENSED TECHNOLOGY, and any INTELLECTUAL PROPERTY therein, of any kind or description created or developed by LICENSEE or its SUBLICENSEES. This grant and assignment shall be absolute and irrevocable, shall survive the termination of this Agreement and is intended to entitle LICENSOR to use said IMPROVEMENTS for their academic purposes as more fully described in Section 2.4 of this Agreement, to entitle LICENSOR to license the LICENSED TECHNOLOGY and IMPROVEMENTS to third parties subsequent to termination of this Agreement and to entitle LICENSOR to collect royalties.

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3.2 In the event that any of LICENSEE’s rights with respect to any IMPROVEMENTS as detailed in Section 3.1 are not fully assignable or otherwise transferable to LICENSOR for any reason whatsoever, in accordance with the provisions of this Section 3, LICENSEE shall, and hereby does, grant LICENSOR a non-exclusive, irrevocable, perpetual, worldwide license in and to all such IMPROVEMENTS and all INTELLECTUAL PROPERTY therein.

3.3 In furtherance of LICENSEE’s obligations under Section 3.1 and Section 3.2, LICENSEE shall take all actions, and shall execute and deliver to LICENSOR, or file with appropriate government agencies, all documents and other materials, as reasonably requested by LICENSOR, in order to permit LICENSOR (or any third party assignee designated by LICENSOR) to perfect and protect its ownership or license of all rights, title and interests in and to all IMPROVEMENTS and INTELLECTUAL PROPERTY therein.

3.4 LICENSEE agrees to disclose to LICENSOR all information reasonably requested by LICENSOR with respect to any IMPROVEMENTS and INTELLECTUAL PROPERTY therein and to provide and assign to LICENSOR all documents and data, in whatever form, reasonably necessary for LICENSOR to use such IMPROVEMENTS and INTELLECTUAL PROPERTY in the manner contemplated in this Section 3.

3.5 Nothing in this Agreement shall be considered as granting any rights, express or implied, in LICENSEE's patents, patent applications, inventions, methods, technical, confidential or proprietary information, expertise, know-how, trade secrets or knowledge pre-existing this Agreement, and all rights not expressly granted by this Agreement are expressly reserved by LICENSOR. The license granted to LICENSOR by this Agreement shall not be construed to confer any rights by implication, estoppel or otherwise as to any existing, new or derivative technology. The reservation of rights described in this Section is intended to be broadly construed and not to be limited by the definitions set forth in this Agreement.

3.6 Any INTELLECTUAL PROPERTY (IP) discovered or developed jointly and resulting from collaboration between LICENSOR and LICENSEE related to LICENSED TECHNOLOGY and its use shall be owned jointly and either party shall have the non-exclusive right to use same. If LICENSEE desires exclusive commercial rights to joint IP, these shall be the subject of a future agreement or amendment to this Agreement.

4 Performance Requirements

4.1 LICENSEE shall, during the term of this Agreement, use its best efforts to market and utilize LICENSED TECHNOLOGY on a continuous basis in order to maximize the ADJUSTED GROSS SALES through a thorough, vigorous and diligent commercial program.

4.2 LICENSEE shall have available and offer PRODUCTS based on LICENSED TECHNOLOGY for sale or license by January 1, 2017,or such later date arising as result of timing of marketing program and such offer for sale or license shall be accompanied by advertising and/or other marketing efforts consistent with LICENSEE's new product or service introductions for products of the same nature and which are substantially similar.

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5 License Fees and Royalties

In consideration of the license granted under this Agreement, LICENSEE shall pay to LICENSOR, the Initial License Fee in the manner designated below and the Earned Royalties and the Pass Through Royalties until the Agreement shall be terminated, as follows:

5.0 Initial License Fee. LICENSEE shall pay an initial licensee fee of $500,000 (“Initial Licensee Fee”). This money shall be used based on a mutually agreed use of funds, attached hereto as Exhibit C, with two hundred thousand dollars ($200,000) to be allocated to completion, verification and validation of the Tests.

5.1 Earned Royalties: Earned royalties shall be paid quarterly in the amount equal to ten percent (10%) of the ADJUSTED GROSS SALES anywhere in the TERRITORY and FIELD OF APPLICATION of the LICENSED TECHNOLOGY or IMPROVEMENTS subject to this Agreement used, leased, licensed, sold or otherwise transferred to an END USER by or for LICENSEE, its AFFILIATES or pursuant to any SUBLICENSEE agreement.

5.2 Minimum Earned Royalties: There shall be no annual minimum royalty amount due from LICENSEE.

5.3 Pass Through Royalties: A "pass through royalty" to be levied on all license fees and any and all other consideration of any kind or description received by LICENSEE or any AFFILIATE from any third party which is not an AFFILIATE, distributor, retail outlet or END USER, but which is granted a sublicense, is assigned rights or receives rights from LICENSEE with respect to the LICENSED TECHNOLOGY to make, use, sell, lease, or otherwise transfer LICENSED PRODUCTS or PROCESSES made or developed by the SUBLICENSEE, assignee or transferee and which is not otherwise subject to the earned and minimum royalty provisions of this Agreement. The pass through royalty shall be paid on all such license fees or consideration, which shall specifically include, but not be limited to, license issue fees, minimum royalties, equity interests or other consideration in excess of earned royalties to which LICENSOR is entitled pursuant to Paragraph and 5.1 of this Agreement.

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A.	The "pass through royalty" shall be fifty percent (50%) of the ten percent of all applicable consideration which would have been included in Adjusted Gross revenue and this shall not be double counted in regular royalty.

B.	Pass through royalty payments shall be payable to LICENSOR quarterly in addition to and contemporaneously with earned royalty payments. Such pass through royalty payments shall be based on all consideration paid during the applicable three months. Reporting of such consideration shall be made following the same criteria set forth for earned royalty payments in this Agreement. In no event shall LICENSOR be entitled to receive both an "earned royalty" and a "pass through royalty" on the same transaction.

5.4 Any royalty amount due to LICENSOR arising out of this Agreement shall accrue at the time of use, sale, lease, license or transfer of LICENSED TECHNOLOGY when payment received by LICENSEE and shall be deemed to be held in trust for the benefit of LICENSOR until actual payment of such amounts is received by LICENSEE and made pursuant to this Agreement.

6. LICENSOR Development Responsibility. LICENSOR covenants and agrees to use its lab and personnel to develop and verify tests for the licensed pathogens and Products, specifically a molecular diagnostic test (collectively the “Tests”) utilizing the LICENSED TECHNOLOGY for Zika, dengue, yellow fever, Japanese encephalitis, chikungunya and malaria and a panel test to simultaneously test for all of the licensed Tests in various configurations. LICENSOR shall have completed the development and lab verification and presented the Tests to LICENSEE within 180 days of the execution hereof and the payment of the Initial Licensee Fee. The parties acknowledge that the tests for Zika and malaria have been completed and are ready for final clinical validation and that LICENSOR has contacted hospitals in Latin America which are ready for final validation at those hospitals and at any other target market.

7. Reports, Records, Penalties and Interest

7.1 LICENSEE shall keep, and shall require all SUBLICENSEES, AFFILIATES, and any other party responsible by the terms of this Agreement to make payments to LICENSOR to keep, at their own expense, accurate books of account, using generally accepted accounting principles and practices, detailing all data necessary to calculate and easily audit any payments due to LICENSOR under this Agreement. These books of account shall be kept at LICENSEE's, AFFILIATE's or SUBLICENSEE's principal place of business. These books and supporting data shall be open at all reasonable times, upon ten (10) calendar days written notice, throughout the term of this Agreement and for a period of five (5) years following the end of the calendar year to which they pertain, to inspection by LICENSOR or its agents for the purpose of verifying LICENSEE's reports, royalty statements or other compliance with this Agreement. In the event that any such inspection reveals any underpayment of royalties by LICENSEE, LICENSEE shall promptly rectify any such underpayment. 7.2 LICENSEE, within thirty (30) days after the last day of each full calendar quarter subsequent to the effective date of this Agreement, shall deliver to LICENSOR an accurate written report summarizing in sufficient detail to allow LICENSOR to verify all payment amounts, the data used during the preceding three-month period under this Agreement to calculate the payments due to LICENSOR during the applicable accounting period. These records and reports shall include at least the following information for the accounting period:

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A.	Calculation of ADJUSTED GROSS SALES related to or based on the LICENSED TECHNOLOGY.

B.	All qualifying deductible costs claimed as offsets as applicable.

C.	Calculation of earned royalties and total royalties due broken down by applicable category as relevant for the business.

D.	Names and address of all AFFILIATES and SUBLICENSEES and full reports from them complying with the reporting requirements of Section 7.2 A-C.

7.3 With each such report submitted, LICENSEE shall pay to LICENSOR all fees, royalties and all other amounts due, payable and arising pursuant to this Agreement. If no amounts shall be due, LICENSEE shall so report. All amounts paid to LICENSOR pursuant to this Agreement shall be in United States Dollars unless otherwise agreed in writing between the parties, and the amount of all royalties to be paid to LICENSOR shall be determined on the basis of the relevant currency exchange rate published by The Wall Street Journal on the last business day of the calendar quarter to which such royalties relate.

7.4 A penalty will be assessed in an amount equal to 1% percent (.01) of any payment due to LICENSOR arising out of this Agreement if the payment is made more than thirty (30) days late. Interest will accrue from the thirtieth day after the payment was due at the rate of four percent (4%) per annum.

7.5 In the event LICENSEE engages an independent auditor or employs an internal auditor for the purpose of verifying the accuracy of its books of account, LICENSEE shall cause said auditor to verify the accuracy of the quarterly reports required in Section 7 of this Agreement, and LICENSEE shall provide to LICENSOR a copy of the report and any documentation generated in the verification process on or before ninety (90) days after the verification process is completed.

8 Confidentiality

8.1 The parties agree that as either party receives material provided by the other party which is marked as confidential, or is verbally so designated and confirmed in writing by the disclosing party within thirty (30) days of the receipt of the materials, or which the receiving party would at the time of disclosure reasonably understand under the circumstances to be considered by the disclosing party to be confidential, the receiving party shall take reasonable precautions to protect such material and to preserve its confidential, proprietary or trade secret status during the term of this Agreement and for a period of five (5) years after termination of this Agreement.

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8.2 In determining whether or not information is confidential, the burden of proof shall be upon the receiving party to establish by competent proof and by preponderance of the evidence that such information to be non-confidential was:

A.	Already known to the receiving party at the time of disclosure, or

B.	Generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party, or

C.	Became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement, or

D.	Subsequently, lawfully disclosed to the receiving party by a third party.

8.3 The receiving party may disclose the other party's confidential information only to the extent it is authorized in writing to do so by the disclosing party and such disclosure is reasonably necessary to further the objectives of this Agreement.

8.4 All of the receiving party's (including AFFILIATES’ and SUBLICENSEES’) employees and independent contractors with access to the disclosing party's confidential information shall be bound in writing, copies of which shall be retained by the receiving party and submitted to the disclosing party upon request of the disclosing party, to make no unauthorized use or disclosure of the confidential information.

8.5 Each party agrees that a breach of its obligation to protect the other party's confidential information shall cause immediate and irreparable harm which cannot be adequately compensated by monetary damages. Accordingly, any breach or threatened breach of confidentiality shall entitle the disclosing party to preliminary and permanent injunctive relief in addition to such remedies as may otherwise be available.

9 Export Controls and Applicable Laws

9.1 LICENSOR agrees that it will use the Initial License Fee to assist LICENSEE to obtain any necessary export licenses and approvals required to complete sales pursuant to this Agreement. LICENSEE shall observe and obey all export laws in countries in which it shall do business.

9.2 In the exercise of its rights, and the performance of its obligations under this Agreement, LICENSEE and LICENSOR shall comply with all applicable laws, regulations and governmental orders. LICENSEE shall obtain, and shall maintain in full force and effect throughout the continuance of this Agreement, all licenses, permits, authorizations and approvals required under all applicable laws, regulations and governmental orders of the TERRITORY, and shall make all filings, notifications and reports to all relevant governmental agencies, which are necessary or appropriate in order for the performance by LICENSEE of all of its obligations under this Agreement. In the event that the issuance of any such license, permit, authorization or approval is conditioned upon any modification or amendment to this Agreement that is unacceptable to LICENSOR, LICENSOR shall have the right to terminate this Agreement.

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10 Warranty and Limitation of Remedy

10.1 LICENSOR represents that the LICENSED TECHNOLOGY is owned by it free and clear other than a minor security claim which has been completely foreborn provided payments of five thousand dollars ($5,000) a month are paid and the License Agreement has been duly authorized and violates no other contract or agreement and the right to license is unrestricted and is suitable for use for the sale and marketing thereof and of the Products.The licensor warrants that it will keep the forbearance so as not to lose any assets including patents and proprietary information and or materials so as not to cause any harm to the LICENSEE .The LICENSOR will obtain and acknowledgement from the judgement debtor that the investment will not be used to satisfy in any way the amount of its debt and that the LICENSEE has the right to receive notice of default and right to cure same within a period of thirty (30) days.

10.2 LICENSOR represents that the manufacture of PRODUCTS, the use, lease, or sale of the LICENSED TECHNOLOGY will not infringe a copyright or patent granted to others, and confirms that it knows of no such copyright, patent or other proprietary interests which would be so infringed. LICENSOR will use its best efforts to cause the patents to be issued and make such filings as may be required to protect the rights to the LICENCED TECHNOLOGY and PRODUCTS.

10.3 LICENSOR represents that the patents, patent rights, licenses, trade marks, trade mark rights, trade names, trade name rights, service marks, service mark rights, copyrights or similar intellectual property or rights and all applications therefor, used in whole or in part in, or required for use or sale of the LICENCED TECHNOLOGY or PRODUCTS, are owned by the LICENSOR free and clear other than as referenced above and the LICENSOR has the sole and exclusive right to use the same. All registrations and filings necessary to preserve the rights of the LICENSOR in the LICENCED TECHNOLOGY have been made and are in good standing. The ownership, use, manufacture, assembly, sale, distribution, installation, maintenance, service and/or commercial exploitation of the LICENCED TECHNOLOGY and/or any product containing or otherwise incorporating any of the LICENCED TECHNOLOGY and sale of the PRODUCTS by LICENCEE do not infringe upon, breach, or in any way violate the patents, licenses, trade marks, trade names, service marks, copyrights or similar intangible or proprietary rights of any other person. There are no outstanding licenses, covenants not to sue, or any other rights respecting any of the LICENCED TECHNOLOGY issued to any person anywhere in the world. There are no suits, actions or other legal proceedings, claims, or investigations of any sort pending or threatened against the LICENSOR regarding the ownership, use, manufacture, assembly, sale, distribution, installation, maintenance, service and/or commercial exploitation of the LICENSED TECHNOLOGY or otherwise relating to the LICENCED TECHNOLOGY.

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10.4 Each party represents and warrants to the other that it has all of the requisite power and authority to enter into this Agreement and to perform each and every term, provision and obligation of this Agreement, and that neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, provisions or obligations of, or constitute a default pursuant to, any other agreement or instrument under which such party is obligated.

10.5 LICENSOR will not be liable for any loss of profits or for any claim or demand against LICENSEE by any other party unless so awarded. LICENSOR SHALL NOT BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES UNLESS AWARDED. LICENSOR warrants that on completion of field tests and obtaining CE marking designation that PRODUCTS may be sold and commercialized in the Territory.

11 Product Liability and General Indemnification

11.1 LICENSOR warrants the effectiveness and operation of the LICENSED TECHNOLOGY and PRODUCTS. LICENSOR, therefore, agrees to hold LICENSEE harmless and indemnify LICENSEE, its trustees, officers, employees and agents from and against any and all litigation, claims, damages or actions (including reasonable attorneys' fees) that may be instituted against LICENSEE arising out of LICENSEE's marketing, distribution, sale, production, lease, consumption or advertisement of the LICENSED TECHNOLOGY or arising from any sale of the PRODUCTS.

11.2 LICENSEE shall immediately notify LICENSOR of any litigation in which it, its officers or its directors, agents or employees may be involved if there is a reasonable possibility that this Agreement or LICENSOR will be affected and afford LICENSOR reasonable cooperation should LICENSOR elect to make its own defense.

12 Term and Termination

12.1 Subject to earlier termination in accordance with this Section, provided that in the event of any terminating event hereunder Robert Salna has received notice of such event and has had the opportunity to cure such terminating event of default within the time periods set out herein, this Agreement shall commence on the effective date of this Agreement and remain in force indefinitely unless terminated by LICENSOR pursuant to the terms hereof. LICENSEE may terminate it at any time by giving thirty (30) days’ notice.

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12.2 The Agreement may be terminated by 60 days written notice to LICENSEE by LICENSOR at its election in the event of the occurrence of any one of the following circumstances:

A.	In the event LICENSEE is placed in the hands of a third party receiver or makes a general assignment for the benefit of creditors and such event is not cured within a period of 120 days; or

B.	In the event that all or substantially all of the assets of LICENSEE or its successor-in-interest are seized or attached in conjunction with any action brought against it by a third party creditor.

and such event is not cured within a period of 120 days.

12.3 This Agreement may be terminated effective upon sixty (60) days written notice from LICENSOR and the failure of LICENSEE to cure any breach or default prior to the expiration of 120 days in any of the following circumstances:

A.	In the event LICENSEE becomes insolvent,; or

C.	In the event there is a transfer or sale of LICENSEE's business purporting to transfer or assign this Agreement and/or the LICENSED TECHNOLOGY without the prior express written consent of LICENSOR which shall not be unreasonably withheld.

D.	In the event, Licensor, its officers and directors and affiliates no longer own a majority (51%) of the shares of Licensee, and the officers of Licensor are no longer officers of Licensee, and if Licensee fails to pay Earned Royalties when due and if the failure to pay royalties is not cured within 180 days following written notice of such failure to pay, and Robert Salna has been given notice of any such default and has not taken steps to cure such default with a period of 60 days, then the Licensor may terminate this License.

12.4 In the event LICENSOR (1) fails to present LICENSEE with all contemplated completed Tests ready for in field validation and deployment to the medical and testing industry on or before 60 days after closing and all approvals for sale within 60 days of closing; (2) fails to prosecute the additional two Patents and CE marking designation ISO 13845 for the LICENSED TECHNOLOGY; (3) sells or assigns (voluntarily or involuntarily) the LICENSED TECHNOLOGY to any party not willing and able to provide lab facilities to satisfy the LICENSOR obligations under this Agreement; or (4) files for bankruptcy protection under the US Bankruptcy Code , LICENSOR shall be in default of this Agreement. In the event of LICENSOR default, LICENSEE shall the following rights and remedies:

A.	LICENSEE may demand the refund of the Initial License Fee, any monies spent in relation to the Products and return of all Shares issued to LICENSOR and LICENSOR, and or its assignee shall pay such Initial License Fee and return such Shares within 10 days of demand.

B.	The License granted herein shall be a paid up license and no further royalty payments shall be due and all rights to the LICENSED TECHNOLOGY and PRODUCTS shall vest with LICENSEE.

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12.5 Upon termination of this Agreement for any reason, the parties shall not be released from any obligation that has matured prior to the effective date of the termination. LICENSEE may, however, after the effective date of such termination, complete committed projects based on LICENSED TECHNOLOGY or in process as of the time of such termination, provided that LICENSEE shall pay to LICENSOR the royalties and other consideration due on such projects as required by this Agreement and shall submit the reports as required.

12.6 Upon the termination of this Agreement, any SUBLICENSEE which has not breached in any material way its sublicense agreement may be granted the right to receive a license directly from LICENSOR, at LICENSOR's sole discretion, granting license rights to the LICENSED TECHNOLOGY.

12.7 Upon the termination of this Agreement, LICENSEE shall immediately cease using and return to LICENSOR any uncommitted LICENSED TECHNOLOGY, enhancements and all other materials, documents and information as may have been provided by LICENSOR pursuant to this Agreement, which contain information that is confidential or proprietary to LICENSOR and shall grant back to LICENSOR all of LICENSEE's right, title and interest to all IMPROVEMENTS, with applicable documentation, made by LICENSEE in relation to the LICENSED TECHNOLOGY.

13 Dispute Resolution and Mediation

13.1 With respect to any and all claims, disputes or controversies arising out of the performance of or in connection with this Agreement, the parties agree to attempt in good faith to resolve those claims, disputes or controversies by negotiations between the parties. In the event either party believes the negotiation discussions are likely not to result in settlement, the parties must, in good faith, participate in mediation sessions with a professional mediator to be mutually selected by the parties and the expense of which is to be paid fifty percent (50%) by each party. Robert Salna shall be notified and authorized to participate in any mediation. In the event, after one or more mediation sessions, either party believes the mediation process is not likely to resolve the dispute by mutual agreement, such party may seek any legal or equitable remedy available through a court of competent jurisdiction.

13.2 Nothing in this Section shall be construed to waive any rights of timely performance of any obligation existing under this Agreement.

14 Licensee Assignment

Neither this Agreement nor the LICENSED TECHNOLOGY is assignable by LICENSEE without the express written consent of LICENSOR, which shall not be unreasonably withheld. Any attempt to make such an assignment without LICENSOR’s written consent may be voided at the election of LICENSOR. LICENSEE agrees that in the event LICENSOR elects to void an unauthorized assignment that LICENSOR will have suffered immediate and irreparable damage and shall be entitled to immediate injunctive relief. In the event LICENSOR does not elect to void an unauthorized assignment, LICENSEE agrees that the assignee will be treated in all respects as a LICENSEE for purposes of this Agreement. Nothing in this section may be construed to preclude LICENSOR from initiating an independent action against the assignee of the unauthorized assignment or to otherwise pursue other legal or equitable remedies against LICENSEE, the assignee or both.

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15 Non Use of Licensor Name

LICENSEE shall not use the name of Co-Diagnostics, Inc. nor of any of its employees, nor any logo or adaptation thereof, in any advertisement, promotion or sales literature without the express prior written consent from LICENSOR in each case, except that LICENSEE may state that it is licensed by LICENSOR.

16 Publication

LICENSOR shall have the right to publish any academic paper, article or learned treatise and make public disclosure at professional meetings or seminars regarding any portion of the LICENSED TECHNOLOGY which has been or may be invented, conceived or developed by LICENSOR. However, LICENSOR shall submit the manuscript of any proposed publication or public presentment to LICENSEE for review and comment at least thirty (30) days prior to such submission or presentment, and shall make reasonable changes as requested by LICENSEE in order to protect LICENSEE’s business interests and to protect any IMPROVEMENTS on the LICENSED TECHNOLOGY.

17 Payment, Notices and Other Communications

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent by certified first-class mail, postage prepaid, addressed to the receiving party at its address designated below or such address as shall be designated by written notice given to the other party.

LICENSOR:	Co-Diagnostics, Inc.
8160 S. Highland Drive
Sandy, Utah 84093

LICENSEE:	Watermark Group, Inc.
64 Industrial Road
Richmond Hill, Ontario, L4C 2Y1

18 Miscellaneous Provisions

18.1 Independence of Parties. LICENSOR and LICENSEE are independent parties engaged in independent business and neither party nor any respective agent or employee of either party shall be regarded as an agent or an employee of the other. Nothing in this Agreement shall be construed as reserving to either party the right to control the other in the conduct of its business, nor shall either party have the authority to make any promise, guarantee, warranty or reservation which will create any obligation or liability whether express or implied on behalf of the other.

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18.2 Attorneys' Fees. In the event a legal proceeding is commenced in a court of competent jurisdiction to construe or enforce any provision of this Agreement, the prevailing party, in addition to all other amounts to which such party may be entitled, shall be entitled to recover from the non-prevailing party its reasonable attorneys' fees, expert witness fees and costs incurred in connection with the proceeding.

18.3 Waiver. No waiver by either party, whether express or implied, of any provisions of this Agreement or of any breach or default of either party, shall constitute a continuing waiver of such provision or a waiver of any other provisions of this Agreement.

18.4 Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah. Venue for any legal disputes shall be in Salt Lake County, Utah.

18.5 Partial Invalidity. Should any Section or any part of a Section of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining Sections and Subsections shall not be affected by the invalidity of any other part of the Agreement.

18.6 Force Majeure. Neither party to this Agreement shall be in default because of a delay or failure to perform which is not the result of the defaulting party's intentional or negligent acts or omissions, but results from causes beyond the reasonable control of such party such as acts of God, terrorism, civil disobedience and war.

18.7 Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the parties and supersedes all prior agreements and understandings with respect to the LICENSED TECHNOLOGY, whether written or oral. No modification or claimed waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by authorized representatives of the party against whom such modification or waiver was sought to be enforced.

18.8 Full and Fair Meaning. This Agreement shall be interpreted in accordance with its fair meaning and shall not be interpreted for or against any party on the ground that such party drafted or caused to be drafted this Agreement or any part thereof.

18.9 Binding Effect. This License Agreement shall be binding upon and shall inure to the benefit of the successors, assigns and legal representatives of the parties.

18.10 Headings. The paragraph and subparagraph headings contained in this Agreement are for convenience and reference only. They are not intended to define, limit, or expand the scope of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties have entered into this Agreement and it is effective this ______ day of ______________, 2016.

LICENSOR CO-DIAGNOSTICS, INC.

/s/ Dwight H. Egan
By:	Dwight H. Egan	Date
President

LICENSEE WATERMARK GROUP INC.

/s/ Ted Murphy
By:	Ted Murphy	Date
Title:	Chief Executive Officer

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EXHIBIT A

LICENSED TECHNOLOGY

The LICENSED TECHNOLOGY includes Products and tests based upon the following:

US patent applications

US 13/098,348- “Methods of Preventing Non-Specific Reactions of Nucleotide Sequences”

US 13/223,787- “Rapid Oligo Probes”

US 12/830,243- “Detection Primers for Nucleic Acid Extension or Amplification Reactions”

US 12/830242- “Primers for Nucleic Acid Extension or Amplification Reactions”

The IP shall also include the Simplex Master Mix formulation, related trade secrets and consulting services to effectively transfer the know-how to a qualified technician

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EXHIBIT B

NON-DISCLOSURE OF CONFIDENTIAL INFORMATION AGREEMENT

This Agreement is entered into between Watermark Group, Inc., a Nevada corporation with its principal place of business located at 64 Industrial Road, Richmond Hill, Ontario L4C 2Y1 (referred to in this Agreement as "LICENSEE") and _______________________________, an employee or contractor of LICENSEE (referred to in this Agreement as "DISCLOSEE").

LICENSEE and DISCLOSEE agree that they are voluntarily entering into this Agreement for the express benefit of Co-Diagnostics, Inc., a Utah corporation with its principal place of business located at 8160 S. Highland Drive, Sandy, Utah 84093 (referred to in this Agreement as "LICENSOR") and further agree to abide by the terms of this Agreement as follows:

RECITALS

1. LICENSOR is the sole owner of certain INTELLECTUAL PROPERTY rights related to molecular diagnostic testing and has entered into an Exclusive License Agreement (referred to in this Agreement as the "License Agreement") with LICENSEE to allow for its development and commercialization.

2. DISCLOSEE is an employee or contractor employed by or doing work for hire for LICENSEE.

3. Pursuant to the License Agreement, LICENSEE will receive material and information from LICENSOR which is confidential or proprietary to LICENSOR and LICENSEE has agreed with LICENSOR to take reasonable precautions to preserve the confidential or proprietary status of this material and information during the term of the License Agreement and for a period of five (5) years after termination of the License Agreement.

4. LICENSEE has also agreed with LICENSOR that all of its employees and independent contractors with access to LICENSOR's confidential or proprietary information will be bound in writing to make no unauthorized use or disclosure of the confidential information. The purpose of this Agreement is to affect compliance with LICENSEE's obligation to protect LICENSOR's confidential information.

1. Definitions

1.1 "LICENSED TECHNOLOGY" means and includes all of LICENSOR's technology and INTELLECTUAL PROPERTY referred to in this Agreement as molecular diagnostic testing and related enhancements generated at LICENSOR or improvements developed by LICENSEE as specifically identified on Exhibit A to the License Agreement which exhibit is incorporated by reference and made a part of this Agreement.

1.2 "CONFIDENTIAL INFORMATION" shall mean and include all material and information provided by LICENSOR to LICENSEE which is marked as confidential, or is verbally so designated and confirmed in writing by LICENSOR within thirty (30) days of receipt of the materials or information by LICENSEE, or which LICENSEE would at the time of disclosure reasonably understand under the circumstances to be considered by LICENSOR to be confidential, proprietary or to constitute a trade secret.

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2. Disclosure and Acknowledgment

2.1 The parties acknowledge that, from time to time during the term of the License Agreement between LICENSOR and LICENSEE, it may be necessary for CONFIDENTIAL INFORMATION to be disclosed by LICENSOR to LICENSEE and from LICENSOR or LICENSEE to DISCLOSEE. The parties acknowledge the provisions of this Agreement are necessary to protect the confidentiality, value, and secrecy of LICENSOR's CONFIDENTIAL INFORMATION concerning the LICENSED TECHNOLOGY and to protect LICENSOR's patent and ownership rights to the LICENSED TECHNOLOGY.

2.2 Nothing in this Agreement shall be construed as conferring upon DISCLOSEE by implication, estoppel, or otherwise any right, title or interest in, or any license under, any LICENSED TECHNOLOGY, INTELLECTUAL PROPERTY, patent or trade secret now or subsequently owned by LICENSOR.

2.3 DISCLOSEE agrees to take all precautions reasonably necessary to maintain the confidential nature of the CONFIDENTIAL INFORMATION disclosed to him or her by LICENSOR or LICENSEE or otherwise obtained by him or her in connection with any dealings with LICENSOR or LICENSEE.

3. Use of CONFIDENTIAL INFORMATION

DISCLOSEE agrees as follows:

3.1 Not to use the CONFIDENTIAL INFORMATION on his or her own behalf or on the behalf of others and to hold in trust for LICENSOR the CONFIDENTIAL INFORMATION and any related information, test data, and benefits which arise during the course of employment or work for hire with LICENSEE.

3.2 Not to copy, duplicate or in any way record any CONFIDENTIAL INFORMATION disclosed to him or her under the terms of this Agreement.

3.3 That all ideas, developments, inventions, or improvements relating to the CONFIDENTIAL INFORMATION which are discovered by DISCLOSEE or which DISCLOSEE and others conceive during the term of this Agreement shall be promptly disclosed to LICENSEE and to LICENSOR.

3.4 That all such ideas, developments or inventions shall be the sole property of LICENSOR and LICENSEE subject to the terms of the License Agreement and to irrevocably assign, transfer and set over to LICENSOR and LICENSEE all rights, title and interest in and to all such ideas, developments or inventions, regardless of whether they may or may not be patentable, as directed by the License Agreement.

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3.5 To execute, acknowledge and deliver any and all documents, instruments and papers and to do any and all other things that may be deemed to be reasonably necessary by LICENSOR and/or LICENSEE to carry out the provisions of Section 3 of this Agreement.

3.6 To render all reasonable assistance to LICENSOR and LICENSEE in preparing copyrights or patent applications and in protecting the rights of LICENSOR and/or LICENSEE and/or their designees in and to any matter which LICENSOR and/or LICENSEE desire to protect under any patent or copyright laws of this or any other country.

3.7 In the event that LICENSOR and/or LICENSEE is unable, after reasonable effort, to secure DISCLOSEE's signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection relating to any idea or invention, whether because of DISCLOSEE's physical or mental incapacity or for any other reason whatever, DISCLOSEE hereby irrevocably designates and appoints LICENSOR and its duly authorized officers and agents as attorney-in-fact to act in DISCLOSEE's behalf and stead to execute and file any required documents, and to do all other lawfully permitted acts to further prosecution and issuance of patents, copyrights or other similar protections with the same legal force and effect as if executed by DISCLOSEE.

4. Term and Termination

4.1 DISCLOSEE's obligation of confidence, non-disclosure and non-use pursuant to this Agreement shall be effective for a period of the term of the License Agreement and for a period of five (5) years after termination of the License Agreement provided, however, that DISCLOSEE shall have no obligation of confidence, non-disclosure or non-use with respect to information:

4.1.1 Already known to DISCLOSEE at the time of the disclosure by LICENSOR to LICENSEE; or

4.1.2 Was generally available to the public or otherwise part of the public domain at the time of disclosure from LICENSOR to LICENSEE; or

4.1.3 Became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of LICENSEE or DISCLOSEE in breach of the License Agreement or of this Agreement; or

4.1.4 Was subsequently and lawfully disclosed to LICENSEE or DISCLOSEE by a third party.

4.1.5 Notwithstanding the above subpart of Section 4 of this Agreement, information shall not be considered to be generally known to the public or in the trade if, in order to acquire such information from publicly available sources, DISCLOSEE used CONFIDENTIAL INFORMATION to guide him or her in reviewing such sources or to select therefrom a series of unconnected items which may be fit together to match the CONFIDENTIAL INFORMATION first learned from LICENSOR and/or LICENSEE.

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4.2 Upon termination of the License Agreement or at the conclusion of DISCLOSEE's employment relationship with LICENSEE, or at any time upon receiving written request from LICENSOR or LICENSEE, DISCLOSEE shall return all CONFIDENTIAL INFORMATION as well as any and all blueprints, drawings, diagrams, manuals, memoranda, notes, records, books, files, software, data, instruments, paper or any other documents or things pertaining to the CONFIDENTIAL INFORMATION and any copies, summaries or compilation of such.

5. Miscellaneous

5.1 In the event DISCLOSEE is in breach of any of its obligations pursuant to this Agreement, both LICENSOR and LICENSEE shall have the right and standing, in addition to any other remedies available to them at law or in equity, to preliminary injunctive relief to enforce the obligation of confidence hereunder until such time as a final adjudication by a court of competent jurisdiction is secured.

5.2 In the event a suit is commenced to enforce any obligations of this Agreement, the prevailing party, in addition to any other amounts or remedies to which it may be entitled, shall be paid by the non-prevailing party a reasonable sum for attorneys fees and reasonable costs related to the dispute resolution.

5.3 This Agreement is subject to and shall be interpreted under the laws of the State of Utah and the venue for any dispute resolution shall be in the State of Utah, County of Utah in the State District Court to which jurisdiction the parties to this Agreement irrevocably consent.

5.4 The parties to this Agreement agree that this Agreement is made and entered into for the benefit of LICENSOR and that LICENSOR is a third party beneficiary to this Agreement and has standing to enforce the terms of this Agreement and to avail itself of all other equitable and legal remedies allowable by law as if it were a direct party to this Agreement.

5.6 This Agreement is divisible and separable so that if any provision or provisions shall be held invalid, such holding shall not impair the remaining provisions.

5.5 This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior agreements and understandings with respect to the subject matter, whether written or oral.

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IN WITNESS WHEREOF, the parties have entered into this Agreement and it is effective as of the __________ day of ____________________, 20____.

LICENSEE:

Name:
Title:
Date:

DISCLOSEE:

Name:
Title:
Date:

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EXHIBIT C

Co-Diagnostics
Use of Funds	Amt.	$500,000

Lab expenses to complete develop Flavivirus panel (3 months)		$150,000
3rd Party Test Validation and Travel		$100,000
Patent Attorney Expense		$50,000
India TB Marketing and validation expenses		$50,000
G & A- (including SOX compliant Accounting)		$150,000

Total		$500,000

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